Exhibit 99.1

Concho Resources Inc. Reports First Quarter 2009 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--May 6, 2009--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months ended March 31, 2009. Highlights for the three months ended March 31, 2009 include:

  Production of 2.5 million barrels of oil equivalents (“MMBoe”) for the three months ended March 31, 2009, a 79% increase over the first quarter of 2008 and a 9% increase over the fourth quarter of 2008
  First quarter net loss of $13.2 million, which includes the following non-cash charges (a $42.2 million mark to market loss on derivatives not designated as hedges, a $4.1 million impairment of long-lived assets, and a $3.9 million leasehold impairment)
  First quarter EBITDAX1 of $88.5 million, up 11% from the same period in 2008

1For an explanation of how we calculate and use EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental non-GAAP financial measures" below.

Production for the first quarter of 2009 totaled 2.5 MMBoe (1.7 million barrels of oil (“MMBbls”) and 5.0 billion cubic feet of natural gas (“Bcf”)), an increase of 79% as compared to 1.4 MMBoe (0.9 MMBbls and 3.1 Bcf) produced in the first quarter of 2008. Pro forma for the Company’s July 2008 acquisition of Henry Petroleum LP and certain of its affiliates, the first quarter of 2009 production increased 35% over the first quarter of 2008.

For the three months ended March 31, 2009, the Company reported a net loss of $13.2 million, or $0.16 per diluted share as compared to net income of $22.4 million, or $0.29 per diluted share for the three months ended March 31, 2008. EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income) increased to $88.5 million in the first quarter of 2009, as compared to $79.4 million in the first quarter of 2008.

For the three months ended March 31, 2009, the Company received cash receipts for settlements on derivatives contracts not designated as hedges of $37.1 million. The non-cash mark-to-market loss for the derivatives contracts not designated as hedges was $42.2 million. This is compared to cash payments of $4.0 million and a non-cash mark-to-market loss of $13.2 million for the three months ended March 31, 2008. To better understand the impact of the Company’s derivatives positions and their impact on the first quarter statement of operations, please see the “summary production and price data” table at the end of this press release.

Timothy A. Leach, Concho's Chairman and CEO commented, “During the first quarter of 2009, our production grew significantly over the fourth quarter of 2008 and the pro forma first quarter of 2008. This growth was driven by activities in our core area and by increasing contributions from the Lower Abo and Bakken oil plays. For the remainder of 2009, we will maintain an activity level consistent with our strategy of operating within cash flow while maintaining the flexibility to increase or decrease activity depending on changes in commodity prices and capital costs.”

Operating revenues for the first quarter of 2009 decreased 19% when compared to the first quarter of 2008, despite the 79% increase in production. This decrease is attributable to the 59% decrease in the Company’s realized oil price and the 58% decrease in the Company’s realized natural gas price in the first quarter of 2009 compared to the same period in 2008.

Exploration and abandonments costs for the first quarter of 2009 totaled $6.0 million, as compared to $2.7 million in the first quarter 2008. The increase is primarily associated with $3.9 million of leasehold abandonments in the first quarter of 2009 which relates primarily to the write-off of one prospect in New Mexico and two prospects in Texas, compared with $0.8 million of leasehold abandonments in the first quarter of 2008.

Impairments of long-lived assets increased to $4.1 million in the first quarter of 2009 as compared to $0.02 million in the first quarter of 2008. This increase was primarily the result of lower commodity prices and their effect on the resulting recoverability of the carrying value of certain properties in Eddy County, New Mexico at the end of the first quarter 2009 as compared to the first quarter of 2008.

General and administrative expense (“G&A”) for the quarter ended March 31, 2009 totaled $11.7 million. Recurring cash G&A for the quarter totaled $7.2 million, stock-based compensation (non-cash) totaled $1.9 million, and the remaining $2.6 million was attributable to amounts owed to certain employees of the Henry Entities which are to be paid over a two year period commencing July 31, 2008 under the terms of the Henry Petroleum purchase agreement.

Operations

For the three months ended March 31, 2009, the Company commenced the drilling of or participated in a total of 73 gross wells (67 operated), 36 of which had been completed as producers, 37 of which were in progress and none of which were unsuccessful at March 31, 2009. In addition, the Company participated in 34 gross recompletions (all operated), 28 of which had been completed as producers, six of which were in progress and none of which were unsuccessful at March 31, 2009. Currently, the Company is operating nine drilling rigs, all in the Permian Basin; six of these rigs are drilling Yeso wells in New Mexico and three of these rigs are drilling Wolfberry wells in Texas.

New Mexico Permian

For the three months ended March 31, 2009, the Company drilled 41 wells (all operated) and initiated 33 recompletions (all operated) on its New Mexico Permian assets, with a 100% success rate on the 22 wells and the 27 recompletions that had been completed by March 31, 2009.

Texas Permian

For the three months ended March 31, 2009, the Company drilled 26 wells (all operated) and initiated one operated recompletion on its Texas Permian assets, with a 100% success rate on the eleven wells and the one recompletion that had been completed by March 31, 2009.

Lower Abo and Bakken Oil Plays

The Company completed and placed on production three operated Lower Abo oil wells in the first quarter of 2009. To date, the Company has drilled eight operated wells in the Lower Abo oil play and participated in an additional six wells for a total of fourteen wells in the play. In the first quarter of 2009, production from the Lower Abo wells, net to the Company’s interest, averaged approximately 1,300 barrels of oil equivalents per day (“Boepd”).

In addition, the Company participated in three Bakken wells during the quarter ended March 31, 2009. In total, the Company has participated as a non-operator in 31 Bakken wells in North Dakota, and in the first quarter of 2009 production from the Bakken, net to the Company’s interest, averaged approximately 400 Boepd.

Conference Call Information

The Company will host a conference call on Thursday, May 7, 2009 at 8:00 a.m. Central Time to discuss first quarter 2009 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing 866-713-8564 (passcode: 76592228). A replay of the conference call will be available on the Company’s website or by dialing 888-286-8010 (passcode: 10378783).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, difficulties integrating Henry’s properties and employees into our Company, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission(“SEC”).

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited
	March 31,	December 31,
(in thousands, except share and per share data)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,407	$17,752
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	50,799	48,793
Joint operations and other	108,670	92,833
Related parties	260	314
Derivative instruments	86,082	113,149
Prepaid costs and other	4,361	5,942
Total current assets	252,579	278,783
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	2,791,035	2,693,574
Accumulated depletion and depreciation	(357,585)	(306,990)
Total oil and natural gas properties, net	2,433,450	2,386,584
Other property and equipment, net	15,155	14,820
Total property and equipment, net	2,448,605	2,401,404
Deferred loan costs, net	14,845	15,701
Inventory	26,277	19,956
Intangible asset, net - operating rights	37,724	37,768
Noncurrent derivative instruments	48,649	61,157
Other assets	467	434
Total assets	$2,829,146	$2,815,203
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$22,082	$7,462
Related parties	895	312
Other current liabilities:
Bank overdrafts	4,431	9,434
Revenue payable	24,559	22,286
Accrued and prepaid drilling costs	133,006	154,196
Derivative instruments	2,685	1,866
Deferred income taxes	26,504	37,205
Other current liabilities	36,343	38,057
Total current liabilities	250,505	270,818
Long-term debt	670,750	630,000
Noncurrent derivative instruments	1,777	-
Deferred income taxes	572,789	573,763
Asset retirement obligations and other long-term liabilities	16,662	15,468
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 85,166,705 and 84,828,824
shares issued at March 31, 2009 and December 31, 2008, respectively	85	85
Additional paid-in capital	1,013,759	1,009,025
Retained earnings	302,944	316,169
Treasury stock, at cost; 3,142 shares at March 31, 2009 and December 31, 2008	(125)	(125)
Total stockholders’ equity	1,316,663	1,325,154
Total liabilities and stockholders’ equity	$2,829,146	$2,815,203

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended March 31,
(in thousands, except per share amounts)	2009	2008
Operating revenues:
Oil sales	$64,974	$75,818
Natural gas sales	21,028	30,893
Total operating revenues	86,002	106,711
Operating costs and expenses:
Oil and gas production	24,766	16,895
Exploration and abandonments	5,995	2,741
Depreciation, depletion and amortization	50,748	21,284
Accretion of discount on asset retirement obligations	278	153
Impairments of long-lived assets	4,056	16
General and administrative (including non-cash stock-based
compensation of $1,925 and $1,299 for the three months ended
March 31, 2009 and 2008, respectively)	11,746	7,680
Ineffective portion of cash flow hedges	-	(564)
Loss on derivatives not designated as hedges	5,046	17,178
Total operating costs and expenses	102,635	65,383
Income (loss) from operations	(16,633)	41,328
Other income (expense):
Interest expense	(4,370)	(5,615)
Other, net	(328)	1,020
Total other expense	(4,698)	(4,595)
Income (loss) before income taxes	(21,331)	36,733
Income tax (expense) benefit	8,106	(14,368)
Net income (loss)	$(13,225)	$22,365
Basic earnings per share:
Net income (loss) per share	$(0.16)	$0.30
Weighted average shares used in basic earnings per share	84,529	75,473
Diluted earnings per share:
Net income (loss) per share	$(0.16)	$0.29
Weighted average shares used in diluted earnings per share	84,529	76,886

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended March 31,
(in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(13,225)	$22,365
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	50,748	21,284
Impairments of long-lived assets	4,056	16
Accretion of discount on asset retirement obligations	278	153
Exploration expense, including dry holes	5,318	848
Non-cash compensation expense	1,925	1,299
Deferred income taxes	(10,871)	14,368
(Gain) loss on sale of assets	243	(777)
Ineffective portion of cash flow hedges	-	(564)
(Gain) loss on derivatives not designated as hedges	5,046	17,178
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	-	296
Other non-cash items	813	334
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(31,744)	(281)
Prepaid costs and other	1,581	1,849
Inventory	(2,371)	(152)
Accounts payable	15,203	(11,619)
Revenue payable	2,273	3,362
Other current liabilities	11,339	(154)
Net cash provided by operating activities	40,612	69,805
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(131,559)	(51,537)
Additions to other property and equipment	(1,078)	(2,803)
Proceeds from the sale of oil and gas properties and other assets	1,000	1,034
Settlements received (paid) on derivatives not designated as hedges	37,124	(3,987)
Net cash used in investing activities	(94,513)	(57,293)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	100,650	-
Payments of long-term debt	(59,900)	(26,500)
Exercise of stock options	2,005	1,238
Excess tax benefit from stock-based compensation	804	593
Proceeds from repayment of officer and employee notes	-	333
Bank overdrafts	(5,003)	(2,908)
Net cash provided by (used in) financing activities	38,556	(27,244)
Net decrease in cash and cash equivalents	(15,345)	(14,732)
Cash and cash equivalents at beginning of period	17,752	30,424
Cash and cash equivalents at end of period	$2,407	$15,692
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $15 and $475 capitalized interest	$3,457	$6,301
Cash paid for income taxes	$1,065	$-

Concho Resources Inc.
Summary Production and Price Data
Unaudited

	Three Months Ended March 31,
(in thousands, except price and daily volume data)	2009	2008

Net production volumes:
Oil (MBbl)	1,687	887
Natural gas (MMcf)	4,955	3,105
Total (MBoe)	2,513	1,405

Average daily production volumes:
Oil (Bbl)	18,744	9,747
Natural gas (Mcf)	55,056	34,121
Total (Boe)	27,922	15,434

Average prices:
Oil, without hedges (Bbl)	$38.51	$93.60
Oil, with hedges (Bbl) (a)	$59.01	$80.93
Natural gas, without hedges (Mcf)	$4.24	$10.04
Natural gas, with hedges (Mcf) (a)	$4.76	$9.97
Total, without hedges (Boe)	$34.22	$81.29
Total, with hedges (Boe) (a)	$49.00	$73.11

(a) Includes the effect of (i) commodity derivatives that we designated as hedges and reported in oil and natural gas sales and (ii) includes the cash payments / receipts from commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash payments / receipts from commodity derivatives not designated as hedges include in computing average prices with hedges and reconciles the amount in loss on derivatives not designated as hedges as reported in the statement of operations:

Oil and natural gas sales:
Cash (payments) receipts from oil derivatives	$-	$(7,206)
Dedesignated natural gas cash flow hedges reclassified from accumulated other comprehensive income	-	(296)
Total effect on oil and natural gas sales	$-	$(7,502)

Loss on derivatives not designated as hedges:
Cash (payments) receipts from oil derivatives	$34,584	$(4,037)
Cash (payments) receipts from gas derivatives	2,540	50
Mark-to-market loss on commodity and interest rate derivatives	(42,170)	(13,191)
Loss on derivatives not designated as hedges	$(5,046)	$(17,178)

The presentation of average prices with hedges is a Non-GAAP measure as a result of including the cash payments / receipts from commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with hedges is a means by which to reflect the actual performance of our commodity derivatives that relate to the respective period and presents oil and gas prices with hedges in a manner consistent with how analysts present their projects.

Concho Resources, Inc.

Supplemental Non-GAAP Financial Measures

Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended March 31,
(in thousands)	2009	2008

Net income (loss)	$(13,225)	$22,365
Exploration and abandonments	5,995	2,741
Depreciation, depletion and amortization	50,748	21,284
Accretion of discount on asset retirement obligations	278	153
Impairments of long-lived assets	4,056	16
Non-cash stock-based compensation	1,925	1,299
Ineffective portion of cash flow hedges	-	(564)
Unrealized loss on derivatives not designated as hedges	42,170	13,191
Interest expense	4,370	5,615
Other, net	328	(1,020)
Income tax expense (benefit)	(8,106)	14,368
EBITDAX	$88,539	$79,448

Concho Resources Inc.
Commodity Derivatives Information at May 6, 2009
Unaudited

The table below provides the volumes and related data associated with our oil and natural gas derivatives at May 6, 2009. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Calyon, Citibank, N.A., JPMorgan Chase Bank, N.A, KeyBank and Wachovia.

	Remaining 2009
	Second Quarter	Third Quarter	Fourth Quarter	Total	2010	2011	2012

Oil Swaps
Volume (Bbl)	452,673	725,473	725,473	1,903,619	2,249,746	1,757,746	504,000
NYMEX price (Bbl) (a)	$87.17	$73.91	$73.91	$77.06	$66.50	$81.18	$127.80

Oil Collars
Volume (Bbl)	592,000	192,000	192,000	976,000	-	-	-
NYMEX price (Bbl) (a)
Ceiling	$76.76	$134.60	$134.60	$99.52	-	-	-
Floor	$69.32	$120.00	$120.00	$89.26	-	-	-

Natural Gas Swaps
Volume (MMBtu)	455,000	460,000	460,000	1,375,000	-	-	-
EPNG-PB price (MMBtu) (b)	$8.44	$8.44	$8.44	$8.44	-	-	-

Natural Gas Swaps
Volume (MMBtu)	1,500,000	1,500,000	-	3,000,000	-	-	-
NYMEX price (MMBtu) (c)	$4.31	$4.31	-	$4.31	-	-	-

Natural Gas Basis Swaps
Volume (MMBtu)	1,501,500	1,518,000	1,518,000	4,537,500	6,000,000	1,500,000	-
Price differential (MMBtu) (d)	$1.08	$1.08	$1.08	$1.08	$0.90	$0.90	-

Natural Gas Collars
Volume (MMBtu)	-	-	1,500,000	1,500,000	6,000,000	1,500,000	-
NYMEX price (MMBtu) (c)
Ceiling	-	-	$5.81	$5.81	$6.03	$6.80	-
Floor	-	-	$5.00	$5.00	$5.38	$6.00	-

(a) The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b) The index price for the natural gas contract is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.
(c) The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(d) The basis differential between the El Paso Permian Basin delivery point and NYMEX-Henry Hub delivery point.

Note: Prices for multiple contracts are calculated as a weighted average price.

CONTACT:
Concho Resources Inc.
Jack Harper, 432-683-7443
Vice President – Capital Markets and Business Development